FOR IMMEDIATE RELEASE

PINNACLE CONTACTS:
Harold Carpenter (investment community)	Joe Bass (news media)
(615) 744-3742 https://www.pnfp.com	(615) 743-8219

BNC BANCORP CONTACTS:
David Spencer (investment community)	Bobby Huckabee (news media)
(336) 476--9200 https://www.bncbanking.com	(336) 210-6019

PINNACLE FINANCIAL PARTNERS OBTAINS REGULATORY APPROVALS TO ACQUIRE BNC BANCORP

NASHVILLE, TN & HIGH POINT, NC, April 6, 2017 – Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) ("Pinnacle") and BNC Bancorp (Nasdaq/NGS: BNCN) ("BNC") announced today that Pinnacle has received approvals of its applications to merge with BNC from the Federal Reserve Bank of Atlanta, the Tennessee Department of Financial Institutions ("TDFI") and the North Carolina Office of the Commissioner of Banks ("NCCOB"). Each of the TDFI, NCCOB and the Federal Deposit Insurance Corporation ("FDIC") has also approved the proposed merger of Pinnacle Bank and Bank of North Carolina. Accordingly, all banking regulatory approvals required for consummation of the proposed mergers have been received.
Subject to approval by Pinnacle's and BNC's shareholders, as well as satisfaction of other closing conditions, Pinnacle anticipates that the merger of the holding companies and banks should become effective late in the second quarter of 2017 or early in the third quarter of 2017. BNC's bank subsidiary, Bank of North Carolina, and Pinnacle Bank are expected to merge immediately following the merger of the respective parent companies.
"We are very happy with the progress that's been made so far in closing this transaction, and we look forward to taking the final steps to joining forces," said Terry Turner, Pinnacle's president and CEO. "BNC has so much to contribute, and with both teams fully integrated into one company, we believe our combined efforts will make us one of the premier financial services firms in the Southeast."
Once the transaction is consummated, Pinnacle will cover a four-state footprint with presence in 12 of the largest urban markets in the Southeast. New markets will include Charlotte, Raleigh, Winston-Salem and Greensboro in North Carolina; Greenville-Spartanburg and Charleston in South Carolina; and Roanoke in Virginia. On a pro-forma basis, Pinnacle is expected to be a top 50 public U.S. banking franchise by assets, with over $20 billion in assets, over $14 billion in loans and over $15 billion in deposits. Pinnacle will operate the Carolinas and Virginia regions out of BNC's existing corporate headquarters in High Point, North Carolina.

About Pinnacle
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm earned a place on Fortune's 2017 list of the 100 Best Companies to Work For in the U.S., and American Banker recognized Pinnacle as the sixth-best bank to work for in 2016.
The firm began operations in a single downtown Nashville location in October 2000 and has since grown to approximately $11.2 billion in assets as of December 31, 2016. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in the state's four largest markets, Nashville, Memphis, Knoxville and Chattanooga, as well as several surrounding counties. Additional information concerning Pinnacle, which is included in the NASDAQ Financial-100 Index, can be accessed at www.pnfp.com.

About BNC
Headquartered in High Point, North Carolina, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with total assets of $7.4 billion as of December 31, 2016. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 76 current banking offices in Virginia, North and South Carolina. The Bank's 26 locations in South Carolina and nine locations in Virginia operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp's stock is traded and quoted in the Nasdaq Capital Market under the symbol "BNCN." The Company's website is www.bncbanking.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking including statements about the benefits to Pinnacle and BNC of the proposed mergers of Pinnacle and BNC and Pinnacle Bank and Bank of North Carolina (the "proposed mergers"), Pinnacle's and BNC's future financial and operating results (including the anticipated impact of the proposed mergers on Pinnacle's and BNC's earnings and tangible book value) and Pinnacle's and BNC's plans, objectives and intentions. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle and BNC to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the proposed mergers may not be realized or take longer than anticipated to be realized, (2) disruption from the proposed mergers with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between Pinnacle and BNC, (4) the risk of successful integration of the two companies' businesses, (5) the failure to obtain the necessary approvals by Pinnacle and BNC shareholders, (6) the amount of the costs, fees, expenses and charges related to the proposed mergers, (7) reputational risk and the reaction of the parties' customers, suppliers, employees or other business partners to the proposed mergers, (8) the failure of the closing conditions to be satisfied, or any unexpected delay in closing the proposed mergers, (9) the risk that the integration of Pinnacle's and BNC's operations will be materially delayed or will be more costly or difficult than expected, (10) the possibility that the proposed mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (11) the dilution caused by Pinnacle's issuance of additional shares of its common stock in the proposed merger with BNC and (12) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, or BNC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle and BNC disclaim any obligation to update or revise any forward-looking statements contained in this filing, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Additional Information About the Proposed Transaction and Where to Find It

Investors and security holders are urged to carefully review and consider each of Pinnacle's and BNC's public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q.

The documents filed by Pinnacle with the SEC may be obtained free of charge at Pinnacle's website at www.pnfp.com, under the heading "About Pinnacle" and the subheading "Investor Relations," or at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from Pinnacle by requesting them in writing to Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, Attention: Investor Relations, or by telephone at (615) 744-3700.

The documents filed by BNC with the SEC may be obtained free of charge at BNC's website at www.bncbanking.com under the "Investor Relations" section, or at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from BNC by requesting them in writing to BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, Attention: Investor Relations, or by telephone at (336) 869-9200.

In connection with the proposed transaction, Pinnacle has filed a registration statement on Form S-4 with the SEC which includes a preliminary joint proxy statement of Pinnacle and BNC and a preliminary prospectus of Pinnacle, and each party will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Pinnacle and BNC are urged to carefully read the entire registration statement and the definitive joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents and any other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. A definitive joint proxy statement/prospectus will be sent to the shareholders of each institution seeking the required shareholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC's website or from Pinnacle or BNC as described in the paragraphs above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

Pinnacle, BNC and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from Pinnacle's and BNC's shareholders in connection with the proposed transaction. Information about the directors and executive officers of Pinnacle and their ownership of Pinnacle common stock is set forth in the definitive proxy statement for Pinnacle's 2017 annual meeting of shareholders, as previously filed with the SEC on March 9, 2017, and other documents subsequently filed by Pinnacle with the SEC. Information about the directors and executive officers of BNC and their ownership of BNC's common stock is set forth in Amendment No. 1 to BNC's 2016 Annual Report on Form 10-K, as previously filed with the SEC on March 24, 2017, and other documents subsequently filed by BNC with the SEC. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and the definitive joint proxy statement/prospectus. Free copies of these documents may be obtained as described in the paragraphs above.

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